Exhibit 10.4

INDEMNITY AGREEMENT

This Indemnity Agreement (“Agreement”) is executed between the parties identified below

I. SOMOS SISTEMAS DE ENSINO S.A., a joint-stock company with its principal place of business in the city of São José dos Campos, State of São Paulo, at Rodovia Presidente Dutra, km 136, block 03, module 01, Eugenio de Melo, Postal Code 12247-004, enrolled with the National Corporate Taxpayers Register of the Ministry of Economy (CNPJ/ME) under No. 49.323.314/0001-14 (“Company”); and

II. KROTON EDUCACIONAL S/A., a publicly-held corporation with its principal place of business in the city of Belo Horizonte, State of Minas Gerais, at Rua Santa Madalena Sofia, 25, Postal Code 30380- 650, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance (CNPJ/MF) under No. 02.800.026/0001-40, herein represented in accordance with its By-Laws (“Kroton”).

The Company and Cogna (sic) are hereinafter referred to as “Parties” or “Party”,

WHEREAS:

(I) Cogna is a publicly-held company with its principal place of business in Brazil and the controlling shareholder of the Company;

(II) The Parties are performing acts to implement a corporate restructuring according to which the activities of Cogna group involving the production and sale of basic education, elementary and high school education systems, operation of preparatory courses for college entrance exams and publishing activities shall be transferred to the Company, either directly or by means of its direct or indirect subsidiaries.

NOW, THEREFORE, the Parties resolve to execute this Agreement, which shall be governed by the following clauses and conditions:

Chapter I Definitions and Interpretation

1.1. Definitions. For purposes of this Agreement:

“Contingency Communication” has the meaning attributed to it in Section 2.3;

“Contingencies” means, jointly, (i) the lawsuits or administrative proceedings existing on the date hereof involving the Company or its direct or indirect subsidiaries, or (ii) the lawsuits or administrative proceedings that may be brought as from the date hereof involving the Company or its direct or indirect subsidiaries, provided the triggering event thereof are acts or events occurred until (and including) December 31, 2019.

“Agreement” has the meaning attributed to it in the Preamble;

“Deposit Agreement” means the Deposit Agreement executed on October 1st, 2018, and subsequently amended on June 17, 2019, between Saber Serviços Educacionais SA, Banco Santander (Brasil) S.A. and Somos Educação S.A., among others;

“Kroton” has the meaning attributed to it in the Preamble;

“Law” means any law, regulation, order, warrant, provisional remedy or decision not subject to appeal, normative instruction, instruction opinion, circular, ordinance, decree or any administrative, judicial or arbitral act issued by any government authority;

“Party” has the meaning attributed to it in the Preamble;

“Indemnifiable Party” means a Person entitled to receive indemnity for Losses pursuant to the provisions of this Agreement;

“Losses” means any and all loss, direct damage, cost, fine, penalty, expense, deposits in court, blocking of assets, loss (including interest, fine, adjustment for inflation, reasonable attorneys’ fees and court costs), provided they are materialized in actual disbursement and excluding, in any case, consequential damages, loss of profits, pecuniary damages or moral damages;

“Person” means any individual, legal entity, condominium, consortium, probate estate, government authority, court or other entity governed by public or private law, whether Brazilian or foreign, with legal personality or not, which is a subject of rights;

“Deposit Agreement Funds” means the funds corresponding to a certain withheld installment within the scope of the purchase and sale of Somos Educação S.A. by Saber Serviços Educacionais S.A. and of the redemption of shares approved in the special shareholders’ meeting of Somos Educação S.A.; and

“Company” has the meaning attributed to it in the Preamble.

Chapter II Indemnity

2.1. Indemnity for Business Contingencies. Cogna hereby agrees to indemnify and hold the Company and its direct or indirect subsidiaries harmless with respect to any and all Losses they may suffer in relation to Contingencies, up to the maximum global limit of one hundred and forty-nine million and six hundred thousand Reais (R$149,600,000.00), the balance of which shall be annually adjusted as from January 1st of each year, considering the variation of the Interbank Certificate of Deposit (CDI) in the period.

2.2. Reduction in the Indemnity Amount. The following shall be deducted from the amount of any indemnity: (i) any insurance indemnity actually paid to the Indemnifiable Party in relation to the respective Losses (less the amount of any discounts or other Loss the Indemnifiable Party may suffer with the use of the respective insurance policy); and (ii) any indemnity, contribution or other payment actually made or directly transferred to the Indemnifiable Party by any third party required to indemnify the respective losses and damages (it being understood that the obligation to indemnify may not be conditional upon implementation of said indemnity, contribution or other payment), including, but not limited to, any (sic) originating from release of the Deposit Agreement Funds.

2.3. Indemnity Procedure. In case new Contingencies arise as from the date hereof the Losses of which are indemnifiable pursuant to the provisions of this Agreement, the Indemnifiable Party shall previously communicate Kroton about it (“Contingency Communication”), sending copies of the documentation and other available information about such Contingency. The Contingencies already in progress on the date hereof do not need to be the subject of any Contingency Communication. The Indemnifiable Party shall conduct the Contingency and its defense, except as otherwise indicated by Kroton.

2.3.1. The indemnifiable Losses pursuant to the provisions of this Agreement shall be paid by Kroton, either directly or by a subsidiary, to each Indemnifiable Party, (i) once a year, always by December 31 of each year in relation to the Losses due to that date, or (ii) in advance, in case the total amount of the Losses incurred reaches the amount of ten million Reais (R$10,000,000.00).

Chapter III Effectiveness

3.1. Term of Effectiveness. This Agreement shall become effective on January 1st, 2020, and it shall remain effective for the duration of the obligations to indemnify set forth therein.

3.2.        This Agreement shall be automatically terminated, without any additional payment of Indemnity being due by Kroton, in the event of transfer of the controlling interest of the Company and, in relation to each subsidiary of the Company, in the event of transfer of the controlling interest of such subsidiary, including in relation to Contingencies already in progress on that date and even if the liability for the indemnity of Losses of these Contingencies has been expressly or tacitly acknowledged or accepted by Kroton, it being understood, however, that the Losses actually Indemnified by Kroton shall remain valid.

Chapter IV General Provisions

4.1. Addresses for Notification. Any warning, notice, request or communication relating to this Agreement shall be sent to the Parties by letter (mail or courier) or e-mail, with proof of receipt, at the addresses informed in the preamble of this Agreement. The notices and/or communications shall be deemed received (i) upon proof of receipt, if sent by letter (mail or courier); or (ii) if by e-mail, on the date informed in the confirmation of receipt issued by the receiving e-mail.

4.2. Amendments. This Agreement may only be amended by means of a written instrument signed by the Parties.

4.3. Irrevocability and Irreversibility. This Agreement is irrevocably and irreversibly executed.

4.4. Assignment. The Parties may neither assign nor transfer, wholly or in part, the rights and obligations originating from this Agreement to any third party, except upon express and written authorization of the other Parties.

4.5. Successors. This Agreement is binding upon the Parties, their heirs, successors and authorized assignees, on any account, which shall exercise the rights and obligations set forth herein always jointly, so as to comply with everything that has been established by the Party substituted by them.

4.6. Waivers. The omission of any of the Parties, at any time, in relation to noncompliance with the terms, provisions or conditions of this Indemnity Agreement or the failure to exercise any right set forth herein shall neither be a waiver of said right nor affect such Party’s right to enforce these rights in the future. In case any of the provisions set forth in this Agreement is deemed invalid, illegal or unenforceable, (i) the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby and (ii) the Parties shall negotiate, in good faith, the substitution of the invalid, illegal or unenforceable provisions for valid, legal and enforceable provisions the effect of which is as near as possible to the effect of the provisions deemed invalid, illegal or unenforceable.

4.7. Governing Law and Jurisdiction – This Agreement shall be governed and construed in accordance with the laws of the Federative Republic of Brazil. Any dispute, conflict or litigation resulting from, or relating to this Agreement shall be submitted to the Courts of the Capital City of the State of São Paulo, with the exclusion of any other, no matter how privileged it may be.

IN WITNESS WHEREOF, the Parties execute this Agreement in three (3) counterparts of same contents, in the presence of the two (2) witnesses indicated below.

São Paulo, December 5, 2019

SOMOS SISTEMAS DE ENSINO S.A.

(sgd)	(sgd)
Name: Mario Ghio	Name: Clovis Poggetti Jr
Title: Chief Executive Officer	Title: Financial Vice-President

KROTON EDUCACIONAL S/A

(sgd)	(sgd)
Name: Roberto Afonso Valério Neto	Name: Leonardo Augusto Leão Lara
Chief Executive Officer	Legal Counsel
Identity Card (RG) [****] – Taxpayer Card (CPF) [****]	(illegible) – Taxpayer Card (CPF) [****] [****]

WITNESSES:

1. (sgd)	2. (sgd)
Name: Amanda Alonso (illegible)	Name: Jeniffer A.M. Prado
Identity Card (RG): RG: [****]	Identity Card (RG): [****]

Taxpayer Card (CPF): [****]

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